Exhibit 99.1

TEXTRON RESPONDS TO PURPORTED TENDER OFFER

November 9, 2020

PROVIDENCE, R.I.-- (BUSINESS WIRE) -- Textron Inc. (NYSE:TXT) today responded to a purported tender offer by Xcalibur Aerospace Ltd. to acquire Textron’s common stock. Textron believes that the purported tender offer is fictitious and is being made in violation of U.S. securities laws, including relevant filing and disclosure requirements. Textron further notes that in the past two years Textron has received other purported indications of interest from Xcalibur, and each time Xcalibur has been unable to provide details of its financial wherewithal. As it has done previously, Textron has informed relevant authorities of this most recent fictitious offer.

We urge investors to carefully scrutinize any communications from the purported offeror and to rely only on tender offer materials, if any, that are properly filed with the U.S. Securities and Exchange Commission. Unless and until a valid tender offer is made, Textron does not expect to comment further regarding the actions of the purported offeror.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Arctic Cat, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com

Investor Contacts:

Eric Salander – 401-457-2288

Cameron Vollmuth – 401-457-2288

Media Contact:

Michael Maynard – 401-457-2362